Exhibit 99.1

Longeveron® Announces Second Quarter 2025 Financial Results and Provides Business Update

●	Full enrollment achieved for pivotal Phase 2b clinical trial (ELPIS II) evaluating laromestrocel as a potential adjunct treatment for HLHS, a rare pediatric disease and orphan-designated indication

●	ELPIS II top-line trial results are anticipated in the third quarter of 2026, after the final follow-up at 12-months

●	Laromestrocel Biological License Application (BLA) submission for full traditional approval for HLHS anticipated in late 2026, if ELPIS II results are positive

●	Stem cell therapy pipeline expanded with FDA approval of IND application for laromestrocel as a potential treatment for Pediatric Dilated Cardiomyopathy

●	Company to host conference call and webcast today at 4:30 p.m. ET

MIAMI, August 13, 2025 -- Longeveron Inc. (NASDAQ: LGVN), a clinical stage regenerative medicine biotechnology company developing cellular therapies for life-threatening, rare pediatric and chronic aging-related conditions, today reported financial results for the quarter ended June 30, 2025 and provided a business update.

“Our differentiated approach to stem cell therapy continues to yield positive results,” said Wa’el Hashad, Chief Executive Officer of Longeveron. “Laromestrocel has demonstrated positive initial outcomes in five clinical trials across three indications. Based on the strength of our initial clinical data and regulatory approach, we have had positive, pathway clarifying meetings with the FDA for our HLHS and Alzheimer’s development programs and received approval for our pediatric dilated cardiomyopathy IND to move directly to its pivotal clinical trial. With our pivotal Phase 2b clinical trial evaluating laromestrocel as a potential treatment for HLHS having achieved full enrollment, we are now looking forward to top-line trial results in 2026. We are focused on organizational readiness for a potential BLA filing for HLHS in late 2026. Our goal is to substantially advance our BLA readiness this year ahead of data readout to potentially shorten the timeline to BLA submission and potential commercialization.”

Development Programs Update

Longeveron’s investigational therapeutic candidate is laromestrocel (Lomecel-BTM), a proprietary, scalable, allogeneic cellular therapy being evaluated in multiple indications.

Hypoplastic Left Heart Syndrome (HLHS) – a rare pediatric congenital heart birth defect in which the left ventricle (one of the pumping chambers of the heart) is either severely underdeveloped or missing.

●	Pivotal Phase 2b clinical trial (ELPIS II) evaluating laromestrocel as a potential adjunct therapy for HLHS achieved full enrollment of 40 pediatric patients in June 2025. Top-line trial results are anticipated in the third quarter of 2026, after the final follow-up at 12-months.

●	Laromestrocel Biological License Application (BLA) submission for full traditional approval for HLHS anticipated in late 2026, if ELPIS II results are positive.

●	In August 2024, the U.S. Food and Drug Administration (FDA) confirmed that ELPIS II is a pivotal trial and, if it demonstrates sufficient evidence of efficacy, it would be acceptable for a Biologics License Application (BLA) submission for full traditional approval for HLHS.

●	ELPIS II is being conducted in collaboration with the National Heart, Lung, and Blood Institute (NHLBI) through grants from the National Institutes of Health (NIH).

●	ELPIS II builds on the positive clinical results of ELPIS I, in which children in the trial experienced 100% transplant-free survival up to five years of age after receiving laromestrocel compared to approximate 20% mortality rate observed from historical control data.

●	The FDA has granted laromestrocel Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation for the treatment of HLHS.

Alzheimer’s disease (AD) – a neurodegenerative disorder that leads to progressive memory loss and death and currently has very limited therapeutic options.

●	Results from the Phase 2a clinical trial (CLEAR MIND), which support the therapeutic potential of laromestrocel in the treatment of mild Alzheimer’s disease and provided evidence-based support for further clinical development, were published in the peer reviewed journal Nature Medicine in March 2025.

●	Positive Type B meeting with FDA regarding pathway to BLA submission for laromestrocel in Alzheimer’s disease held in March 2025 with alignment reached on proposed trial study design, population and endpoints for a single, pivotal Phase 2/3 clinical trial that, if positive, would be acceptable for BLA submission for Alzheimer’s disease.

●	The FDA has granted laromestrocel both Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation for the treatment of mild Alzheimer’s disease.

●	The Company is seeking to forge strategic collaborations and/or partnerships for the advancement of laromestrocel in addressing AD.

Pediatric Dilated Cardiomyopathy (DCM) – a rare pediatric cardiovascular disease in which the muscles in one of more of the heart chambers become enlarged or stretched (dilated), with nearly 40% of children with DCM requiring a heart transplant or dying within two years of diagnosis.

●	In July 2025, the FDA approved Longeveron’s Investigational New Drug (IND) application for its stem cell therapy laromestrocel as a potential treatment for pediatric dilated cardiomyopathy (DCM). The accepted IND application provides for moving directly to a single Phase 2 pivotal registration clinical trial.

●	The Company currently anticipates initiation of the pivotal Phase 2 clinical trial in the first half of 2026, subject to obtaining necessary financing.

Corporate Updates

●	In May, the Company announced it was selected as a Semi-Finalist Team and one of the Top 40 Teams receiving a $250,000 Milestone 1 Award in the XPRIZE Healthspan competition.

●	In June, Than Powell was appointed Chief Business Officer. He is leading the Company’s overall business strategy, Alzheimer’s disease program partnering efforts, and international strategy for the HLHS program.

●	In July, the Company announced the licensing of a new, composition of matter patent protected, stem cell technology from the University of Miami for unique induced pluripotent derived cardiomyogenic cells that have widespread therapeutic indications for heart diseases.

●	In August, the Company completed a public offering, raising approximately $5.0 million, with up to an additional $12.5 million of potential aggregate gross proceeds upon the exercise in full of short-term warrants.

Second Quarter 2025 Summary Financial Results

●	Revenues: Revenues for the six months ended June 30, 2025 and 2024 were $0.7 million and $1.0 million, respectively. This represents a decrease of $0.3 million, or 31% in 2025 compared to 2024, driven primarily by a decreased participant demand for our Bahamas Registry Trial and reduced demand for contract manufacturing services from our third-party client. Clinical trial revenue, which is derived from the Bahamas Registry Trial, for the six months ended June 30, 2025 and 2024 was $0.6 million and $0.8 million, respectively. Clinical trial revenue for the six months ended June 30, 2025 decreased by $0.2 million, or 31%, when compared to 2024 as a result of decreased participant demand. Contract manufacturing revenue for the six months ended June 30, 2025 was $0.1 million from our manufacturing services contract, which is a decrease of less than $0.1 million, or 35% when compared to the $0.2 million in contract manufacturing revenue for the six months ended June 30, 2024.

●	Cost of Revenues and Gross Profit: Cost of revenues was $0.3 million for each of the six-month periods ended June 30, 2025 and 2024. This resulted in a gross profit of approximately $0.4 million for the six months ended June 30, 2025, a decrease of $0.3 million, or 37%, when compared with a gross profit of $0.7 million for 2024.

●	General and Administrative Expenses: General and administrative expenses for the six months ended June 30, 2025 increased to approximately $5.5 million, compared to $4.3 million for the same period in 2024. The increase of approximately $1.2 million, or 28%, was primarily related to an increase in personnel and related costs in 2025, including equity-based compensation.

●	Research and Development Expenses: Research and development expenses for the six months ended June 30, 2025 increased to approximately $5.5 million, compared to $3.9 million for the same period in 2024. The increase of approximately $1.6 million, or 39%, was primarily related to an $1.3 million increase in personnel and related costs in 2025, including equity-based compensation, in support of ongoing CMC and manufacturing readiness activities as part of our BLA enabling efforts and a $0.2 million increase in amortization expense related to patent costs, partially offset by $0.3 million in lower clinical trial expense resulting from the discontinuation of activities relating to the Aging-related frailty clinical trial following our decision to discontinue trial activities in Japan in Q2 2024.

●	Other Income, net: Other income for the six months ended June 30, 2025 was $0.5 million, primarily consisting of $0.3 million received as a recipient of a Milestone 1 Award in the XPRIZE Healthspan competition and $ 0.3 million interest earned on money market funds. Other income for the six months ended June 30, 2024 was $0.1 million as result of interest earned on money market funds and marketable securities.

●	Net Loss: Net loss increased to approximately $10.0 million for the six months ended June 30, 2025 from a net loss of $7.5 million for the same period in 2024. The increase in the net loss of $2.5 million, or 34%, was for the reasons outlined above.

●	Cash and cash equivalents as of June 30, 2025 were $10.3 million. As a result of the recently completed financing, we currently anticipate our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the first quarter of 2026 based on our current operating budget and cash flow forecast. We have been and will remain focused on prudent and efficient capital allocation strategies to advance our development programs, which we believe are highly cost efficient, both intrinsically and relative to other development programs. Following a successful Type C meeting with the FDA in August 2024 with respect to the HLHS regulatory pathway, we have begun ramping up our BLA enabling activities. We currently anticipate a potential BLA filing with the FDA in late 2026 if the current ELPIS II trial in HLHS is successful. With the significant opportunity presented with a potential BLA filing, as we have previously guided, our operating expenses and capital expenditure requirements are currently expected to increase throughout the remainder of calendar 2025 and in 2026, in large part to address CMC (Chemistry, Manufacturing, and Controls) and manufacturing readiness. We intend to seek additional financing opportunities, capital raises, as well as non-dilutive funding options to support our operating plans. Additionally, following a positive Type B meeting with the FDA in March 2025 with respect to the Alzheimer's disease regulatory pathway, we are focused on seeking partnership opportunities and/or non-dilutive funding for the Alzheimer’s disease program, including a proposed single, pivotal, seamless adaptive Phase 2/3 clinical trial. There can be no assurance we will be able to attain future financing at terms favorable to us or at all. In the event we are unable to attain the financing needed, we will need to materially revise our current operational plan.

Conference Call and Webcast Details:

Conference Call Number:	1.877.407.0789
Conference ID:	13754295

Call meTM Feature:	Click Here
Webcast:	Click Here

An archived replay of the webcast will be available on the “Events & Presentations” section of the Company’s website following the conference.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is laromestrocel (Lomecel-B™), an allogeneic mesenchymal stem cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Laromestrocel has multiple potential mechanisms of action encompassing pro-vascular, pro-regenerative, anti-inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is currently pursuing four pipeline indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s disease, Pediatric Dilated Cardiomyopathy (DCM) and Aging-related Frailty. Laromestrocel development programs have received five distinct and important FDA designations: for the HLHS program - Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation; and, for the AD program - Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation. For more information, visit www.longeveron.com or follow Longeveron on LinkedIn, X, and Instagram.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future operations, performance and economic conditions, and involve known and unknown risks, uncertainties, and other important factors that could cause actual results, performance, or achievements to differ materially from those anticipated, expressed, or implied by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expects,” “intend,” “looks to,” “may,” “on condition,” “plan,” “potential,” “predict,” “preliminary,” “project,” “see,” “should,” “target,” “will,” “would,” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects and include, but are not limited to, statements about the various below-listed factors. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, our cash position and need to raise additional capital, the difficulties we may face in obtaining access to capital, and the dilutive impact it may have on our investors; our financial performance, and ability to continue as a going concern; the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials, and the reporting of data from those studies and trials; the size of the market opportunity for certain of our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting; our ability to scale production and commercialize the product candidate for certain indications; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates in the U.S. and other jurisdictions; our plans relating to the further development of our product candidates, including additional disease states or indications we may pursue; our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and our ability to attract and retain such personnel; and our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 28, 2025, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company operates in highly competitive and rapidly changing environment; therefore, new factors may arise, and it is not possible for the Company’s management to predict all such factors that may arise nor assess the impact of such factors or the extent to which any individual factor or combination thereof, may cause results to differ materially from those contained in any forward-looking statements. The forward-looking statements contained in this press release are made as of the date of this press release based on information available as of the date of this press release, are inherently uncertain, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor and Media Contact:

Derek Cole
Investor Relations Advisory Solutions
derek.cole@iradvisory.com

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Longeveron Inc.

Condensed Balance Sheets

(In thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,334	$19,232
Prepaid expenses and other current assets	904	308
Accounts and grants receivable	31	84
Total current assets	11,269	19,624
Property and equipment, net	2,258	2,449
Intangible assets, net	2,321	2,401
Operating lease asset	701	882
Other assets	200	202
Total assets	$16,749	$25,558
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$700	$99
Accrued expenses	1,905	1,820
Current portion of lease liability	639	623
Deferred revenue	40	40
Total current liabilities	3,284	2,582
Long-term liabilities:
Lease liability	501	824
Other liabilities	308	265
Total long-term liabilities	809	1,089
Total liabilities	4,093	3,671
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2025, and December 31, 2024	—	—
Class A common stock, $0.001 par value per share, 84,295,000 shares authorized, 13,624,311 shares issued and outstanding at June 30, 2025; 13,407,441 issued and outstanding at December 31, 2024	13	13
Class B common stock, $0.001 par value per share, 15,705,000 shares authorized, 1,484,005 shares issued and outstanding at June 30, 2025, and December 31, 2024	1	1
Additional paid-in capital	132,288	131,480
Accumulated deficit	(119,646)	(109,607)
Total stockholders’ equity	12,656	21,887
Total liabilities and stockholders’ equity	$16,749	$25,558

See accompanying notes to unaudited condensed financial statements.

Longeveron Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues
Clinical trial revenue	$298	$287	$557	$802
Contract manufacturing lease revenue	6	159	12	191
Contract manufacturing revenue	12	22	128	23
Total revenues	316	468	697	1,016
Cost of revenues	170	124	276	343
Gross profit	146	344	421	673

Operating expenses
General and administrative	2,589	2,122	5,530	4,322
Research and development	2,954	1,722	5,469	3,941
Total operating expenses	5,543	3,844	10,999	8,263
Loss from operations	(5,397)	(3,500)	(10,578)	(7,590)
Other income and (expenses)
Other income, net	369	87	539	119
Total other income, net	369	87	539	119
Net loss	$(5,028)	$(3,413)	$(10,039)	$(7,471)
Deemed dividend – warrant inducement offers	—	(8,501)	—	(8,501)
Net loss attributable to common stockholders	$(5,028)	$(11,914)	$(10,039)	$(15,972)
Basic and diluted net loss per share	$(0.33)	$(1.83)	$(0.67)	$(3.54)
Basic and diluted weighted average common shares outstanding	15,013,072	6,509,881	14,982,075	4,511,734

See accompanying notes to unaudited condensed financial statements.